Exhibit 99.1
WASKOM GAS PROCESSING COMPANY
COMPLETES EAST TEXAS ACQUISITION
KILGORE, TX, January 19, 2010 (GlobalNewswire via COMTEX News Network) — Martin Midstream Partners L.P. (Nasdaq: MMLP) announced today that its Waskom Gas Processing Company (“WGPC”) joint venture has completed the acquisition of the East Texas natural gas gathering and processing assets of the Crosstex Energy companies, Crosstex Energy, L.P. (Nasdaq: XTEX) and Crosstex Energy, Inc. (Nasdaq: XTXI). WGPC’s general partners are CenterPoint Energy Gas Processing Company (“CenterPoint Energy”), an indirect, wholly-owned subsidiary of CenterPoint Energy, Inc. (NYSE: CNP), and Prism Gas Systems I, L.P., the operator of WGPC, and an indirect, wholly-owned subsidiary of MMLP.
“We are pleased to add these gathering assets to our Waskom joint venture with CenterPoint Energy. Additional earnings will come primarily from fee-based contracts which are not directly affected by changes in commodity prices,” said Ruben Martin, President and Chief Executive Officer of Martin Midstream GP LLC, MMLP’s general partner. “In addition, the East Texas system is located near the Waskom gas processing facility which will provide the opportunity to capture additional volumes by integrating the gathering system with the plant.”
About CenterPoint Energy, Inc. (NYSE:CNP)
CenterPoint Energy, Inc., headquartered in Houston, Texas, is a domestic energy delivery company that includes electric transmission & distribution, natural gas distribution, competitive natural gas sales and services, interstate pipelines, and field services operations. The company serves more than five million metered customers primarily in Arkansas, Louisiana, Minnesota, Mississippi, Oklahoma, and Texas. Assets total nearly $19 billion. With about 8,800 employees, CenterPoint Energy and its predecessor companies have been in business for more than 135 years. For more information, visit the Web site at www.CenterPointEnergy.com.
About Martin Midstream Partners L.P. (NASDAQ: MMLP)
Martin Midstream Partners is a publicly traded limited partnership with a diverse set of operations focused primarily in the United States Gulf Coast region. The Partnership’s primary business lines include: terminalling and storage services for petroleum products and by-products; natural gas gathering and processing and NGL distribution services; marine transportation services for petroleum products and by-products; and sulfur and sulfur-based products processing, manufacturing, marketing and distribution.
Forward-Looking Statements
Statements about Martin Midstream Partners’ outlook and all other statements in this release other than historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and all references to financial estimates rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside of its control, which could cause actual results to differ materially from such statements. While MMLP believes that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in anticipating or predicting certain important factors. A discussion of these factors, including risks and uncertainties, is set forth in the Company’s annual and quarterly reports filed from time to time with the Securities and Exchange Commission. Martin Midstream Partners disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events, or otherwise.
Additional information concerning Martin Midstream is available on its website at www.martinmidstream.com, or
Joe McCreery,
Vice President — Finance & Head of Investor Relations,
Martin Midstream Partners L.P.
Phone: (903) 812-7989
joe.mccreery@martinmlp.com

2